Exhibit 99.2

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Third Quarter 2013 Financial Results;

Issues 2014 Guidance

•	3Q13 EPS of $2.31, full-year 2013 EPS of $8.65 to $8.75 reiterated

•	2014 EPS guidance of $7.25 to $7.75 includes $0.50 to $0.90 for investments in and startup expenses of the company’s state-based contracts and health care exchange businesses

•	Consolidated revenues expected to exceed $43 billion in 2014

•	Medicare Advantage membership projected to grow in 2014 by 260,000 to 305,000

•	Steven McCulley elected as Interim Chief Financial Officer effective January 1, 2014

LOUISVILLE, KY (November 6, 2013) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2013 (3Q13) of $2.31, compared to $2.62 per share for the quarter ended September 30, 2012 (3Q12). Results for 3Q13 reflected improved year-over-year results for the company’s Employer Group and Healthcare Services Segments, which were more than offset by lower results for the Retail Segment and Other Businesses.

For the nine months ended September 30, 2013 (YTD13) the company reported EPS of $7.90 compared to $6.27 in the nine months ended September 30, 2012 (YTD12). YTD13 performance reflected improved operating results for each of the company’s business segments compared to YTD12.

The company continues to anticipate EPS for the year ending December 31, 2013 (FY13) to be in the range of $8.65 to $8.75.

Looking ahead to the year ending December 31, 2014 (FY14), the company projects EPS to be in the range of $7.25 to $7.75 reflecting expected solid performance from the company’s existing businesses as well as $0.50 to $0.90 per share in investment spending and startup expenses for the company’s newer state-based contracts(a) and health care exchange businesses.

“We are pleased that our operating results continue to show the strength of our base business,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “Additionally, we believe our integrated care delivery model capabilities, like value-based provider contracting, chronic care management and advanced data analytics, provide a successful platform for the emerging opportunities and the challenges of the Medicare payment pressures in the coming years.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

The 3Q13 consolidated revenues were $10.32 billion, an increase of 6.9 percent from $9.65 billion in 3Q12, with total premiums and services revenue up 7.0 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher Retail and Employer Group segment revenues resulting from higher average individual and group Medicare membership, partially offset by the impact of sequestration.

The YTD13 consolidated revenues rose $1.56 billion, or 5.3 percent, to $31.13 billion from $29.57 billion in YTD12, with total premiums and services revenue of $30.85 billion up 5.4 percent, increasing $1.57 billion from $29.28 billion in the prior year period. These revenue increases were driven primarily by higher average individual and group Medicare membership, partially offset by the impact of sequestration and a change in TRICARE contract accounting, which beginning on April 1, 2012 is accounted for as self-funded versus fully-insured for the previous contract.

Consolidated benefits expense

The 3Q13 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.3 percent increased by 110 basis points from 82.2 percent for the prior year’s quarter due to an increase in the Retail benefit ratio, partially offset by a decrease in the Employer Group benefit ratio. The company experienced favorable prior-year medical claims reserve development of approximately $66 million in 3Q13 compared to $54 million in 3Q12.

The YTD13 consolidated benefit ratio of 83.2 percent decreased by 50 basis points from 83.7 percent in YTD12 primarily due to a year-to-date decline in the Employer Group benefit ratio, along with the beneficial effect in the 2013 period of a favorable settlement of contract claims with the Department of Defense (DoD) primarily associated with litigation settled in 2012. The company experienced favorable prior-year medical claims reserve development of approximately $432 million in YTD13 compared to $235 million in YTD12.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 15.1 percent for 3Q13 increased from 14.7 percent in 3Q12, primarily reflecting a higher Healthcare Services ratio, partially offset by improved operating leverage in the Retail and Employer Group segments.

The YTD13 consolidated operating cost ratio of 14.4 percent increased from 14.3 percent in YTD12, reflecting the same factors that impacted the quarterly year-over-year comparison, along with the negative impact of the most recent TRICARE South Region contract being accounted for as an administrative services only (ASO) arrangement and costs associated with the previously disclosed impending exit of the Puerto Rico Medicaid business.

Balance sheet

At September 30, 2013, the company had cash, cash equivalents, and investment securities of $11.25 billion, up $409 million from $10.85 billion at June 30, 2013, reflecting normal cash management activities.

Parent company cash and short-term investments of $676 million at September 30, 2013 decreased $207 million from $883 million at June 30, 2013, primarily reflecting the previously disclosed acquisition of American Eldercare Inc., share repurchases, capital expenditures, and payment of a cash dividend to shareholders during 3Q13.

Days in claims payable of 49.5 at September 30, 2013 decreased 1.2 days from 50.7 days at June 30, 2013.

Debt-to-total capitalization at September 30, 2013 was 21.3 percent, down 50 basis points from 21.8 percent at June 30, 2013 primarily driven by higher capitalization associated with 3Q13 earnings.

In July 2013, the company amended and restated its 5-year $1.0 billion unsecured revolving credit agreement, which was set to expire in November 2016, and replaced it on favorable terms with a new 5-year $1.0 billion unsecured revolving credit agreement expiring in July 2018.

Cash flows from operations

Cash flows provided by operations for 3Q13 were $1.15 billion compared to cash flows used in operations of $1.33 billion in 3Q12. For YTD13, cash flows provided by operations totaled $1.73 billion versus $1.72 billion in cash flows from operations during YTD12. The company also evaluates operating cash flows on a non-GAAP basis:

Net cash provided by (used in) operating activities (in millions)	3Q13	3Q12	YTD13	YTD12
GAAP	$1,147	$(1,334)	$1,732	$1,718
Timing of premium payment from CMS (b)	—	2,133	—	—
Non-GAAP (c)	$1,147	$799	$1,732	$1,718

The 3Q13 year-over-year increase in the non-GAAP cash flows from operations is due primarily to the effect on cash flows of changes in working capital accounts. The YTD13 increase reflects higher net income and the timing of working capital items.

Share repurchases and cash dividends

During 3Q13, the company executed share repurchases of $90 million, or approximately 950,800 of its outstanding shares, at an average price of $95.04 per share. In April 2013, the Board of Directors replaced its previous share repurchase authorization (of which approximately $557 million remained unused) with a new $1 billion repurchase authorization. As of November 6, 2013, $781 million of the current repurchase authorization was remaining, with an expiration date of June 30, 2015.

During 3Q13, the company paid cash dividends to its stockholders totaling approximately $42 million.

CFO search update

Steven E. McCulley, currently Vice President, Controller and Principal Accounting Officer, has been elected by the company’s Board of Directors as Interim Chief Financial Officer effective January 1, 2014. As previously announced, James H. Bloem, currently Senior Vice President, Chief Financial Officer and Treasurer will retire from that position December 31, 2013. Effective with this transition, McCulley will assume all the responsibilities currently held by Bloem until a Chief Financial Officer has been elected. Bloem was also elected as Advisor to the Office of Chief Financial Officer effective January 1, 2014.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes the company’s contract with CMS to administer the LI-NET program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits.

Retail Segment Highlights

Pretax results:

•	Retail Segment pretax income of $338 million in 3Q13 compared to $418 million in 3Q12, a decrease of $80 million, primarily reflecting the segment’s higher benefit ratio in the 2013 quarter.

•	For YTD13, pretax earnings for the Retail Segment of $1.11 billion increased by $193 million from YTD12 pretax earnings of $913 million. The year-to-date increase reflects membership growth and a lower operating cost ratio in the 2013 period.

Enrollment:

•	Individual Medicare Advantage membership was 2,044,400 as of September 30, 2013, an increase of 132,600 members, or 6.9 percent, from 1,911,800 at September 30, 2012 and up 116,800, or 6.1 percent, from 1,927,600 at December 31, 2012, primarily due to a successful enrollment season associated with the 2013 plan year as well as year-to-date sales to newly-eligible Medicare beneficiaries.

•	Individual Medicare Advantage net membership growth during 2013 included the divestiture of 12,600 members acquired with the March 2012 Arcadian Management Services, Inc. transaction, in accordance with the company’s previously disclosed agreement with the United States Department of Justice.

•	Membership in the company’s individual stand-alone Prescription Drug Plans (PDPs) was 3,255,100 at September 30, 2013, up 234,000, or 7.7 percent compared to 3,021,100 at September 30, 2012 and up 202,400, or 6.6 percent, from 3,052,700 at December 31, 2012. These increases resulted primarily from growth in the company’s innovative Humana-Walmart plan offering.

•	Individual commercial membership increased to 492,800 at September 30, 2013, an increase of 49,400, or 11.1 percent, from 443,400 at September 30, 2012, while also increasing 48,800, or 11.0 percent, from 444,000 at December 31, 2012. Membership growth reflects net new sales in 2013.

•	Medical membership in state-based Medicaid plans increased to 80,000 at September 30, 2013, an increase of 30,400, or 61.3 percent, from 49,600 at September 30, 2012 and up 27,900, or 53.6 percent, from 52,100 at December 31, 2012, primarily driven by the addition of the company’s Kentucky Medicaid contract effective on January 1, 2013.

•	Membership in individual specialty products(d) of 1,039,900 at September 30, 2013 increased 99,100, or 10.5 percent, from 940,800 at September 30, 2012 and increased 91,200, or 9.6 percent, from 948,700 at December 31, 2012, primarily driven by increased membership in dental and vision offerings.

Premiums and services revenue:

•	The 3Q13 premiums and services revenue for the Retail Segment was $6.72 billion, an increase of 7.4 percent from $6.26 billion in 3Q12. The increase was primarily the result of a 6.9 percent increase in average individual Medicare Advantage membership year-over-year, partially offset by lower per-member premiums in the quarter which reflected the impact of sequestration beginning April 1, 2013.

Benefits expense:

•	The 3Q13 benefit ratio for the Retail Segment of 84.1 percent increased 170 basis points from 82.4 percent in 3Q12, primarily due to unfavorable weekday seasonality (the number of business days in the period) and a change in the seasonal prescription drug utilization pattern for the company’s Medicare stand-alone PDP plans caused by an increase in the percentage mix of low-income beneficiaries and corresponding higher utilization for these members. Retail Segment benefits expense for 3Q13 included the beneficial effect of $54 million in favorable prior-year development compared to $38 million in 3Q12.

Operating costs:

•	The Retail Segment’s operating cost ratio of 10.7 percent in 3Q13 decreased 10 basis points from 10.8 percent in 3Q12. The decrease was primarily the result of cost efficiencies associated with higher average membership as well as the company’s continued focus on operating cost reductions, partially offset by investment spending for state-based contracts(a) and health care exchanges.

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as ASO products and health and wellness solutions businesses primarily marketed to employer groups.

Employer Group Segment Highlights

Pretax results:

•	Employer Group Segment pretax income of $69 million in 3Q13 compares to pretax income of $47 million in 3Q12, reflecting the company’s improved operating performance over the prior year driven by group Medicare membership growth and lower benefit and operating cost ratios for the segment.

•	For YTD13, pretax earnings for the Employer Group Segment of $401 million increased by $108 million versus YTD12 pretax earnings of $293 million. The year to date increase reflects the same factors impacting the 3Q13 year-over-year comparison.

Enrollment:

•	Fully-insured group Medicare Advantage membership was 425,400 at September 30, 2013, an increase of 57,500 members, or 15.6 percent, from 367,900 at September 30, 2012 and up 54,600, or 14.7 percent, from 370,800 at December 31, 2012, primarily due to the January 2013 addition of a new large group retirement account.

•	On January 1, 2013, the company lost its sole ASO group Medicare Advantage account which had 27,800 members at September 30, 2012 and 27,700 members at December 31, 2012.

•	Group fully-insured commercial medical membership was 1,198,600 at September 30, 2013, roughly flat to September 30, 2012 levels and down 13,200, or 1.1 percent, from 1,211,800 at December 31, 2012, as higher small group business membership was generally offset by lower membership in large group accounts. Approximately 61 percent of group fully-insured commercial medical membership was in small group accounts at September 30, 2013 versus 58 percent at September 30, 2012 and 59 percent at December 31, 2012.

•	Group ASO commercial medical membership declined to 1,161,000 at September 30, 2013, a decrease of 70,100, or 5.7 percent, from 1,231,100 at September 30, 2012 and down 76,700, or 6.2 percent, from 1,237,700 at December 31, 2012. This decline reflected continued discipline in pricing services for self-funded accounts amid a highly competitive environment.

•	Membership in Employer Group specialty products(d) rose to 7,207,300 at September 30, 2013, an increase of 118,700, or 1.7 percent, from 7,088,600 at September 30, 2012 and was up 71,100, or 1.0 percent, from 7,136,200 at December 31, 2012. This increase primarily resulted from increased cross-sales of the company’s specialty products to its medical membership and growth in stand-alone specialty product sales.

Premiums and services revenue:

•	The 3Q13 premiums and services revenue for the Employer Group Segment was $2.85 billion, up approximately 7.6 percent from $2.65 billion in 3Q12, primarily reflecting the impacts of higher average group Medicare Advantage membership.

Benefits expense:

•	The 3Q13 benefit ratio for the Employer Group Segment was 84.3 percent, a decrease of 70 basis points from 85.0 percent for 3Q12. The year-over-year decrease in the benefit ratio primarily reflected a lower benefit ratio in the company’s large group fully-insured business.

Operating costs:

•	The Employer Group Segment’s operating cost ratio was 15.8 percent in 3Q13, a decline of 10 basis points from 15.9 percent in 3Q12, primarily reflecting cost savings associated with operating cost reduction initiatives and a higher percentage of members in group Medicare Advantage plans (which carry a lower operating cost ratio than commercial fully-insured group accounts), partially offset by investment spending in technological capabilities.

HEALTHCARE SERVICES SEGMENT

This segment includes services offered to the company’s health plan members as well as to third parties including pharmacy solutions, provider services, home care services, and integrated behavioral health services.

Healthcare Services Segment Highlights

Pretax results:

•	Healthcare Services Segment pretax income of $156 million in 3Q13 increased from $144 million in 3Q12, as revenue growth and increased profit contribution from the Metropolitan Health Networks, Inc. (Metropolitan) acquisition and the home care services business were generally offset by previously-planned investment spending associated with the integration and build-out of provider practices and chronic care centers.

•	For YTD13, pretax earnings for the Healthcare Services Segment of $412 million increased by $15 million from YTD12 pretax earnings of $397 million, reflecting the same factors impacting the third quarter year-over-year comparison.

Revenues:

•	Revenues of $3.99 billion in 3Q13 for the Healthcare Services Segment increased $814 million, or 25.6 percent, from $3.18 billion in 3Q12, primarily due to growth in the company’s pharmacy solutions and provider services businesses and its 2012 acquisition of Metropolitan.

Operating costs:

•	The Healthcare Services Segment’s operating cost ratio was 95.2 percent in 3Q13, an increase of 40 basis points from 94.8 percent in 3Q12, primarily reflecting previously planned investment spending.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services, Puerto Rico Medicaid, and closed-block long-term care businesses. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Pretax results:

•	Other Businesses reported pretax income of $23 million in 3Q13 versus pretax income of $56 million in 3Q12, primarily reflecting higher revenues in 3Q12 associated with risk sharing arrangements under the previous TRICARE South Region contract.

•	For YTD13, Other Businesses reported pretax income of $51 million compared to pretax income of $5 million in YTD12. YTD13 results include the beneficial effect of the favorable settlement of contract claims with the DoD discussed above, partially offset by costs associated with the loss of Medicaid contracts in Puerto Rico, as previously disclosed.

Footnotes

(a)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(b)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives this payment on the last business day of the previous month.
(c)	The company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results within this earnings press release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
(d)	The company provides a full range of insured specialty products including dental, vision and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives (given the concentration of the company’s revenues in the Medicare business), the company’s business may be materially adversely affected.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses (commonly known as ICD-10).

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; financial position, including the company’s ability to maintain the value of its goodwill; and cash flows. In addition, if Humana is unable to adjust its business model to address the non-deductible health insurance industry fee and other assessments, including the three-year commercial reinsurance fee, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible health insurance industry fee and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	Our participation in, and the operational functionality of, the new federal and state health insurance exchanges, which have experienced certain technical difficulties in their early implementation and which entail uncertainties associated with mix and volume of business, could adversely affect our results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage operating costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	Federal government contracts account for a substantial portion of our revenue and earnings. A delay by Congress in raising the federal government’s debt ceiling, should it occur, could lead to a delay, reduction, suspension or cancellation of federal government spending that could, in turn, have a material adverse effect on our business, cash flows, and profitability.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2012 (as amended by the Form 10-K/A filed on April 12, 2013);

•	Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	Form 8-Ks filed during 2013.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of November 6, 2013

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2013 (FY13)	For the year ending December 31, 2014 (FY14)	Comments
Diluted earnings per common share	$8.65 to $8.75	$7.25 to $7.75	FY14 includes $0.50 to $0.90 per share in investment spending for state-based contracts(a) and individual health care exchange businesses
Revenues
Consolidated	$40.75 billion to $41.25 billion	$43.5 billion to $46.5 billion	Revenues include expected interest income
Segments
Retail Segment	$26.75 billion to $27.25 billion	$29 billion to $32 billion	Segment-level revenues include intersegment amounts that eliminate in consolidation.
Employer Group Segment	$11.0 billion to $11.5 billion	$12 billion to $13 billion
Healthcare Services Segment	$15.5 billion to $15.7 billion	$16 billion to $16.5 billion

Consolidated interest income	$365 million to $385 million	$350 million to $400 million	Interest income is included in revenue guidance above.
Change in ending medical membership
Retail Segment
Medicare Advantage (MA)	Up 120,000 to 130,000	Up 210,000 to 235,000	Includes MA membership sold directly to individuals as well as approximately 25,000 dual-eligible MA members from state-based contracts(a) in FY14.

FY13 estimate includes the January 1, 2013 disposition of 12,600 Medicare Advantage members acquired in the March 2012 Arcadian transaction in accordance with the company’s previously disclosed agreement with the United States Department of Justice.

Medicare stand-alone PDPs	Up 190,000 to 210,000	Up 75,000 to 125,000	Medicare stand-alone PDP membership excludes LI-NET

State-based Medicaid	Up 20,000 to 25,000	Up 225,000 to 275,000	Includes Medicaid Temporary Assistance for Needy Families (TANF) which are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) membership from state-based contracts(a) .
Individual commercial	Up 50,000 to 60,000	Down 100,000 to Up 100,000	FY14 individual commercial includes membership expectations for both on-exchange and off-exchange enrollment
Medicare Supplement	Up 15,000 to 25,000	Up 20,000 to 40,000

Employer Group Segment
Medicare Advantage	Up 50,000 to 60,000	Up 50,000 to 70,000	Medicare Advantage fully-insured only
Commercial fully-insured	Relatively unchanged	Down 20,000 to 50,000
Commercial ASO	Down 70,000 to 80,000	Down 40,000 to 75,000

Humana Inc. – Earnings Guidance Points as of November 6, 2013

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2013 (FY13)	For the year ending December 31, 2014 (FY14)	Comments
Benefit ratios			Benefits expense as a percent of premiums.
Retail Segment	84.0% to 84.5%	83.0% to 85.0%
Employer Group Segment	83.5% to 84.0%	83.75% to 84.25%
Operating cost ratios			Operating costs as a percent of total revenues excluding investment income
Consolidated	15.0% to 15.5%	15.4% to 16.0%
Healthcare Services Segment	95.5% to 96.0%	95.5% to 96.0%
Consolidated depreciation and amortization (D&A)			Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement
Income statement	$325 million to $345 million	$340 million to $360 million
Cash flows statement	$415 million to $435 million	$445 million to $465 million
Consolidated interest expense	$140 million to $145 million	$140 million to $145 million
Pretax results			Segment-level pretax results include the impact of net investment income
Retail Segment	$1.25 billion to $1.35 billion	$1.35 billion to $1.45 billion
Employer Group Segment	$290 million to $310 million	$250 million to $300 million
Healthcare Services Segment	$525 million to $545 million	$500 million to $550 million
Effective Tax Rate	Approximately 36%	45% to 47%	Increase reflects the non-deductibility of the industry fee that becomes effective in FY14.
Diluted shares	Approximately 160 million	Approximately 161 million	Projections exclude the impact of future share repurchases
Cash flows from operations	$2.0 billion to $2.2 billion	$1.8 billion to $2.0 billion
Capital expenditures	$425 million to $450 million	$500 million to $550 million

Humana Inc. – Earnings Guidance Points as of November 6, 2013

Key Assumptions Affecting 2014 Guidance*	* Expectation mid-points used for simplicity

Dollars in millions except per share amounts

	Pretax Income
	Retail	Employer Group	Healthcare Services	Other	Consolidated	EPS
FY13 Guidance	$1,300	$300	$535	$35	$2,170	$8.70
Changes in core operating margins	275	(10)	(10)	2	257	1.01
Membership growth	70	25	—	—	95	0.38
2013 items not expected to recur in 2014:
Prior period development	(70)	(40)	—	—	(110)	(0.43)
1Q13 settlement with DoD	—	—	—	(48)	(48)	(0.19)
2Q13 Puerto Rico Medicaid exit costs	—	—	—	31	31	0.12
Investments in state-based contracts and health care exchange businesses, primarily start-up costs	(175)	—	—	—	(175)	(0.70)
Increase in effective tax rate						(1.39)

FY14 Guidance	$1,400	$275	$525	$20	$2,220	$7.50

Humana Inc.

Statistical Schedules

And

Supplementary Information

3Q13 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

3Q13 Earnings Release

Contents

Page	Description
S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	YTD Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-15	Healthcare Services Segment Metrics
S-16	Membership Detail
S-17-18	Premiums and Services Revenue Detail
S-19	Medicare Summary
S-20	Investments
S-21-23	Benefits Payable Detail and Statistics
S-24	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended September 30,
			Dollar	Percentage
	2013	2012	Change	Change
Revenues:
Premiums	$9,698	$9,088	$610	6.7%
Services	528	467	61	13.1%
Investment income	93	96	(3)	-3.1%

Total revenues	10,319	9,651	668	6.9%

Operating expenses:
Benefits	8,075	7,467	608	8.1%
Operating costs	1,540	1,408	132	9.4%
Depreciation and amortization	83	75	8	10.7%

Total operating expenses	9,698	8,950	748	8.4%

Income from operations	621	701	(80)	-11.4%
Interest expense	35	26	9	34.6%

Income before income taxes	586	675	(89)	-13.2%
Provision for income taxes	218	249	(31)	-12.4%

Net income	$368	$426	$(58)	-13.6%

Basic earnings per common share	$2.34	$2.65	$(0.31)	-11.7%
Diluted earnings per common share	$2.31	$2.62	$(0.31)	-11.8%
Shares used in computing basic earnings per common share (000’s)	157,187	160,639
Shares used in computing diluted earnings per common share (000’s)	158,907	162,418

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Nine Months Ended September 30,
			Dollar	Percentage
	2013	2012	Change	Change
Revenues:
Premiums	$29,267	$28,029	$1,238	4.4%
Services	1,581	1,251	330	26.4%
Investment income	278	289	(11)	-3.8%

Total revenues	31,126	29,569	1,557	5.3%

Operating expenses:
Benefits	24,361	23,469	892	3.8%
Operating costs	4,447	4,175	272	6.5%
Depreciation and amortization	243	218	25	11.5%

Total operating expenses	29,051	27,862	1,189	4.3%

Income from operations	2,075	1,707	368	21.6%
Interest expense	105	78	27	34.6%

Income before income taxes	1,970	1,629	341	20.9%
Provision for income taxes	709	599	110	18.4%

Net income	$1,261	$1,030	$231	22.4%

Basic earnings per common share	$7.98	$6.34	$1.64	25.9%
Diluted earnings per common share	$7.90	$6.27	$1.63	26.0%
Shares used in computing basic earnings per common share (000’s)	158,026	162,391
Shares used in computing diluted earnings per common share (000’s)	159,611	164,382

Humana Inc.

3Q13 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Medicare Advantage	$5,552	$1,193	$—	$—	$—	$6,745
Medicare stand-alone PDP	740	2	—	—	—	742

Total Medicare	6,292	1,195	—	—	—	7,487

Fully-insured	292	1,278	—	—	—	1,570
Specialty	54	273	—	—	—	327
Military services	—	—	—	6	—	6
Medicaid and other (A)	76	—	—	232	—	308

Total premiums	6,714	2,746	—	238	—	9,698

Services revenue:
Provider	—	5	311	—	—	316
ASO and other (B)	3	84	—	108	—	195
Pharmacy	—	—	17	—	—	17

Total services revenue	3	89	328	108	—	528

Total revenues - external customers	6,717	2,835	328	346	—	10,226

Intersegment revenues
Services	—	14	2,949	—	(2,963)	—
Products	—	—	716	—	(716)	—

Total intersegment revenues	—	14	3,665	—	(3,679)	—

Investment income	19	10	—	15	49	93

Total revenues	6,736	2,859	3,993	361	(3,630)	10,319

Operating expenses:
Benefits	5,647	2,316	—	230	(118)	8,075
Operating costs	718	449	3,800	103	(3,530)	1,540
Depreciation and amortization	33	25	37	5	(17)	83

Total operating expenses	6,398	2,790	3,837	338	(3,665)	9,698

Income from operations	338	69	156	23	35	621
Interest expense	—	—	—	—	35	35

Income before income taxes	$338	$69	$156	$23	$—	$586

Benefit ratio	84.1%	84.3%		96.6%		83.3%
Operating cost ratio	10.7%	15.8%	95.2%	29.8%		15.1%

Humana Inc.

3Q12 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,203	$1,023	$—	$—	$—	$6,226
Medicare stand-alone PDP	699	2	—	—	—	701

Total Medicare	5,902	1,025	—	—	—	6,927

Fully-insured	255	1,256	—	—	—	1,511
Specialty	45	271	—	—	—	316
Military services	—	—	—	69	—	69
Medicaid and other (A)	47	—	—	218	—	265

Total premiums	6,249	2,552	—	287	—	9,088

Services revenue:
Provider	—	3	268	—	—	271
ASO and other (B)	6	88	—	99	—	193
Pharmacy	—	—	3	—	—	3

Total services revenue	6	91	271	99	—	467

Total revenues—external customers	6,255	2,643	271	386	—	9,555

Intersegment revenues
Services	1	5	2,306	—	(2,312)	—
Products	—	—	602	—	(602)	—

Total intersegment revenues	1	5	2,908	—	(2,914)	—

Investment income	19	11	—	14	52	96

Total revenues	6,275	2,659	3,179	400	(2,862)	9,651

Operating expenses:
Benefits	5,150	2,168	—	232	(83)	7,467
Operating costs	675	421	3,013	108	(2,809)	1,408
Depreciation and amortization	32	23	22	4	(6)	75

Total operating expenses	5,857	2,612	3,035	344	(2,898)	8,950

Income from operations	418	47	144	56	36	701
Interest expense	—	—	—	—	26	26

Income before income taxes	$418	$47	$144	$56	$10	$675

Benefit ratio	82.4%	85.0%		80.8%		82.2%
Operating cost ratio	10.8%	15.9%	94.8%	28.0%		14.7%

Humana Inc.

YTD 3Q13 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$16,860	$3,543	$—	$—	$—	$20,403
Medicare stand-alone PDP	2,286	6	—	—	—	2,292

Total Medicare	19,146	3,549	—	—	—	22,695

Fully-insured	856	3,819	—	—	—	4,675
Specialty	155	823	—	—	—	978
Military services	—	—	—	22	—	22
Medicaid and other (A)	227	—	—	670	—	897

Total premiums	20,384	8,191	—	692	—	29,267

Services revenue:
Provider	—	13	930	—	—	943
ASO and other (B)	7	250	—	342	—	599
Pharmacy	—	—	39	—	—	39

Total services revenue	7	263	969	342	—	1,581

Total revenues—external customers	20,391	8,454	969	1,034	—	30,848

Intersegment revenues
Services	—	37	8,556	—	(8,593)	—
Products	—	—	2,050	—	(2,050)	—

Total intersegment revenues	—	37	10,606	—	(10,643)	—

Investment income	55	31	—	45	147	278

Total revenues	20,446	8,522	11,575	1,079	(10,496)	31,126

Operating expenses:
Benefits	17,272	6,728	—	668	(307)	24,361
Operating costs	1,971	1,318	11,054	347	(10,243)	4,447
Depreciation and amortization	97	75	109	13	(51)	243

Total operating expenses	19,340	8,121	11,163	1,028	(10,601)	29,051

Income from operations	1,106	401	412	51	105	2,075
Interest expense	—	—	—	—	105	105

Income before income taxes	$1,106	$401	$412	$51	$—	$1,970

Benefit ratio	84.7%	82.1%		96.5%		83.2%
Operating cost ratio	9.7%	15.5%	95.5%	33.6%		14.4%

Humana Inc.

YTD 3Q12 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$15,604	$3,059	$—	$—	$—	$18,663
Medicare stand-alone PDP	2,170	6	—	—	—	2,176

Total Medicare	17,774	3,065	—	—	—	20,839

Fully-insured	749	3,745	—	—	—	4,494
Specialty	125	793	—	—	—	918
Military services	—	—	—	1,006	—	1,006
Medicaid and other (A)	138	—	—	634	—	772

Total premiums	18,786	7,603	—	1,640	—	28,029

Services revenue:
Provider	—	7	742	—	—	749
ASO and other (B)	17	266	—	208	—	491
Pharmacy	—	—	11	—	—	11

Total services revenue	17	273	753	208	—	1,251

Total revenues—external customers	18,803	7,876	753	1,848	—	29,280

Intersegment revenues
Services	2	22	7,130	—	(7,154)	—
Products	—	—	1,777	—	(1,777)	—

Total intersegment revenues	2	22	8,907	—	(8,931)	—

Investment income	58	31	—	43	157	289

Total revenues	18,863	7,929	9,660	1,891	(8,774)	29,569

Operating expenses:
Benefits	15,905	6,284	—	1,549	(269)	23,469
Operating costs	1,950	1,285	9,202	325	(8,587)	4,175
Depreciation and amortization	95	67	61	12	(17)	218

Total operating expenses	17,950	7,636	9,263	1,886	(8,873)	27,862

Income from operations	913	293	397	5	99	1,707
Interest expense	—	—	—	—	78	78

Income before income taxes	$913	$293	$397	$5	$21	$1,629

Benefit ratio	84.7%	82.7%		94.5%		83.7%
Operating cost ratio	10.4%	16.3%	95.3%	17.6%		14.3%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	September 30, 2013	December 31, 2012	YTD Change
			Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,255	$1,306
Investment securities	8,262	8,001
Receivables, net	824	733
Other current assets	2,232	1,670

Total current assets	12,573	11,710	$863	7.4%
Property and equipment, net	1,180	1,098
Long-term investment securities	1,737	1,846
Goodwill	3,716	3,640
Other long-term assets	1,697	1,685

Total assets	20,903	19,979	$924	4.6%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	4,070	3,779
Trade accounts payable and accrued expenses	2,010	2,042
Book overdraft	273	324
Unearned revenues	198	230

Total current liabilities	6,551	6,375	$176	2.8%
Long-term debt	2,603	2,611
Future policy benefits payable	1,827	1,858
Other long-term liabilities	316	288

Total liabilities	11,297	11,132	$165	1.5%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 196,119,727 issued at September 30, 2013	32	32
Capital in excess of par value	2,242	2,101
Retained earnings	9,014	7,881
Accumulated other comprehensive income	196	386
Treasury stock, at cost, 40,206,428 shares at September 30, 2013	(1,878)	(1,553)

Total stockholders’ equity	9,606	8,847	$759	8.6%

Total liabilities and stockholders’ equity	$20,903	$19,979	$924	4.6%

Debt-to-total capitalization ratio	21.3%	22.8%
Return on Invested Capital (ROIC) - trailing 12 months	12.9%	11.5%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended September 30,
			Dollar Change	Percentage Change
	2013	2012
Cash flows from operating activities
Net income	$368	$426
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	106	78
Net realized capital gains	(4)	(6)
Stock-based compensation	22	14
Provision for deferred income taxes	39	3
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	771	259
Other assets	(57)	14
Benefits payable	(91)	(39)
Other liabilities	(28)	70
Unearned revenues	5	(2,172)
Other, net	16	19

Net cash provided by (used in) operating activities	1,147	(1,334)	$2,481	186.0%

Cash flows from investing activities
Acquisitions, net of cash acquired	(149)	(212)
Purchases of property and equipment	(123)	(119)
Purchases of investment securities	(1,280)	(802)
Maturities of investment securities	304	354
Proceeds from sales of investment securities	253	365

Net cash used in investing activities	(995)	(414)	($581)	-140.3%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(333)	(499)
Change in book overdraft	27	17
Common stock repurchases	(94)	(235)
Excess tax benefit from stock-based compensation	6	—
Dividends paid	(42)	(42)
Proceeds from stock option exercises and other	20	1

Net cash used in financing activities	(416)	(758)	$342	45.1%

Decrease in cash and cash equivalents	(264)	(2,506)
Cash and cash equivalents at beginning of period	1,519	3,869

Cash and cash equivalents at end of period	$1,255	$1,363

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Nine Months Ended September 30,
			Dollar Change	Percentage Change
	2013	2012
Cash flows from operating activities
Net income	$1,261	$1,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	312	238
Net realized capital gains	(14)	(20)
Stock-based compensation	73	68
Provision (benefit) for deferred income taxes	31	(6)
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(89)	436
Other assets	(165)	(236)
Benefits payable	287	131
Other liabilities	24	121
Unearned revenues	(32)	(95)
Other, net	44	51

Net cash provided by operating activities	1,732	1,718	$14	0.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(161)	(288)
Purchases of property and equipment	(310)	(304)
Proceeds from sale of business	33	—
Purchases of investment securities	(2,665)	(2,166)
Maturities of investment securities	853	1,111
Proceeds from sales of investment securities	1,107	894

Net cash used in investing activities	(1,143)	(753)	($390)	-51.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(201)	(347)
Repayment of long-term debt	—	(36)
Change in book overdraft	(51)	(29)
Common stock repurchases	(325)	(513)
Excess tax benefit from stock-based compensation	6	21
Dividends paid	(125)	(124)
Proceeds from stock option exercises and other	56	49

Net cash used in financing activities	(640)	(979)	$339	34.6%

Decrease in cash and cash equivalents	(51)	(14)
Cash and cash equivalents at beginning of period	1,306	1,377

Cash and cash equivalents at end of period	$1,255	$1,363

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended September 30,				Nine Months Ended September 30,
				Percentage				Percentage
	2013	2012	Difference	Change	2013	2012	Difference	Change
Benefit ratio
Retail	84.1%	82.4%	1.7%		84.7%	84.7%	0.0%
Employer Group	84.3%	85.0%	-0.7%		82.1%	82.7%	-0.6%
Other Businesses	96.6%	80.8%	15.8%		96.5%	94.5%	2.0%
Consolidated	83.3%	82.2%	1.1%		83.2%	83.7%	-0.5%
Operating cost ratio
Retail	10.7%	10.8%	-0.1%		9.7%	10.4%	-0.7%
Employer Group	15.8%	15.9%	-0.1%		15.5%	16.3%	-0.8%
Healthcare Services	95.2%	94.8%	0.4%		95.5%	95.3%	0.2%
Other Businesses	29.8%	28.0%	1.8%		33.6%	17.6%	16.0%
Consolidated	15.1%	14.7%	0.4%		14.4%	14.3%	0.1%
Detail of pretax income
Retail	$338	$418	($80)	-19.1%	$1,106	$913	$193	21.1%
Employer Group	$69	$47	$22	46.8%	$401	$293	$108	36.9%
Healthcare Services	$156	$144	$12	8.3%	$412	$397	$15	3.8%
Other Businesses	$23	$56	($33)	-58.9%	$51	$5	$46	920.0%
Consolidated	$586	$675	($89)	-13.2%	$1,970	$1,629	$341	20.9%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	September 30, 2013	September 30, 2012	Difference		June 30, 2013	Difference
Primary Care Providers:
Risk (D)
Owned / JV	2,900	1,200	1,700	141.7%	2,900	—	0.0%
Contracted	8,200	6,700	1,500	22.4%	7,900	300	3.8%
Path-to-Risk (E)	21,900	17,500	4,400	25.1%	21,800	100	0.5%

Care Management Professionals:
Employed	4,800	2,600	2,200	84.6%	3,600	1,200	33.3%
Contracted	6,400	3,200	3,200	100.0%	5,400	1,000	18.5%

Total	11,200	5,800	5,400	93.1%	9,000	2,200	24.4%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	248,000	138,000	110,000		212,000	36,000
Number of high-risk discharges enrolled in Humana Transitions Program	11,500	—	11,500		5,500	6,000

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	September 30, 2013	September 30, 2012	Difference		June 30, 2013	Difference
Pharmacy:
Generic Dispense Rate
Retail	86.2%	85.3%	0.9%		86.4%	-0.2%
Employer Group	79.8%	77.2%	2.6%		79.4%	0.4%
Total	85.5%	84.5%	1.0%		85.6%	-0.1%

Mail-Order Penetration
Retail	23.3%	23.0%	0.3%		22.6%	0.7%
Employer Group	14.5%	15.2%	-0.7%		14.2%	0.3%
Total	22.3%	22.2%	0.1%		21.6%	0.7%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume
Retail	61,800	53,100	8,700	16.4%	60,000	1,800	3.0%
Employer Group	7,900	6,900	1,000	14.5%	7,800	100	1.3%

Total	69,700	60,000	9,700	16.2%	67,800	1,900	2.8%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Nine Months Ended	Nine Months Ended	Year-over-Year
	September 30, 2013	September 30, 2012	Difference
Pharmacy:
Generic Dispense Rate
Retail	86.3%	84.0%	2.3%
Employer Group	79.7%	75.6%	4.1%
Total	85.6%	83.1%	2.5%

Mail-Order Penetration
Retail	22.9%	23.1%	-0.2%
Employer Group	14.5%	15.6%	-1.1%
Total	22.0%	22.3%	-0.3%

				Percentage
			Difference	Change
Script volume
Retail	180,500	157,600	22,900	14.5%
Employer Group	23,300	19,500	3,800	19.5%

Total	203,800	177,100	26,700	15.1%

Humana Inc.

Membership Detail

In thousands

	Ending	Average	Ending	Year-over-Year Change		Ending	YTD Change
	September 30, 2013	3Q13	September 30, 2012	Amount	Percent	December 31, 2012	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,044.4	2,039.5	1,911.8	132.6	6.9%	1,927.6	116.8	6.1%
Medicare stand-alone PDPs	3,255.1	3,243.2	3,021.1	234.0	7.7%	3,052.7	202.4	6.6%
Individual commercial	492.8	487.2	443.4	49.4	11.1%	444.0	48.8	11.0%
State-based Medicaid	80.0	74.0	49.6	30.4	61.3%	52.1	27.9	53.6%
Medicare Supplement	92.5	92.1	75.2	17.3	23.0%	77.4	15.1	19.5%

Total Retail	5,964.8	5,936.0	5,501.1	463.7	8.4%	5,553.8	411.0	7.4%

Employer Group
Medicare Advantage fully-insured	425.4	423.8	367.9	57.5	15.6%	370.8	54.6	14.7%
Medicare Advantage ASO	—	—	27.8	(27.8)	-100.0%	27.7	(27.7)	-100.0%
Medicare stand-alone PDPs	4.2	4.2	4.4	(0.2)	-4.5%	4.4	(0.2)	-4.5%
Fully-insured medical commercial	1,198.6	1,193.2	1,204.5	(5.9)	-0.5%	1,211.8	(13.2)	-1.1%
ASO commercial	1,161.0	1,162.0	1,231.1	(70.1)	-5.7%	1,237.7	(76.7)	-6.2%

Total Employer Group	2,789.2	2,783.2	2,835.7	(46.5)	-1.6%	2,852.4	(63.2)	-2.2%

Other Businesses
Military services	3,103.5	3,099.3	3,124.6	(21.1)	-0.7%	3,123.9	(20.4)	-0.7%
Puerto Rico Medicaid and other	556.2	558.1	557.5	(1.3)	-0.2%	558.7	(2.5)	-0.4%

Total Other Businesses	3,659.7	3,657.4	3,682.1	(22.4)	-0.6%	3,682.6	(22.9)	-0.6%

Total Medical Membership	12,413.7	12,376.6	12,018.9	394.8	3.3%	12,088.8	324.9	2.7%

Specialty Membership:
Retail
Dental - fully-insured	741.2	735.8	685.3	55.9	8.2%	691.5	49.7	7.2%
Vision	154.2	151.3	113.8	40.4	35.5%	118.7	35.5	29.9%
Other supplemental benefits (F)	144.5	143.8	141.7	2.8	2.0%	138.5	6.0	4.3%

Total Retail	1,039.9	1,030.9	940.8	99.1	10.5%	948.7	91.2	9.6%

Employer Group
Dental - fully-insured	2,496.1	2,499.7	2,431.0	65.1	2.7%	2,446.4	49.7	2.0%
Dental - ASO	872.1	868.1	863.1	9.0	1.0%	868.3	3.8	0.4%
Vision	2,496.7	2,524.6	2,515.5	(18.8)	-0.7%	2,525.0	(28.3)	-1.1%
Other supplemental benefits (F)	1,342.4	1,346.1	1,279.0	63.4	5.0%	1,296.5	45.9	3.5%

Total Employer Group	7,207.3	7,238.5	7,088.6	118.7	1.7%	7,136.2	71.1	1.0%

Total Specialty Membership	8,247.2	8,269.4	8,029.4	217.8	2.7%	8,084.9	162.3	2.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (G)
	Three Months Ended September 30,		Dollar	Percentage	Three Months Ended September 30,
	2013	2012	Change	Change	2013	2012
Premiums and Services Revenue
Retail:
Medicare Advantage	$5,552	$5,203	$349	6.7%	$907	$909
Medicare stand-alone PDPs	740	699	41	5.9%	76	78
Individual commercial	246	219	27	12.3%	168	165
State-based Medicaid	76	47	29	61.7%	342	324
Medicare Supplemental	46	36	10	27.8%	166	162
Specialty	54	45	9	20.0%	17	16
ASO & other services (B)	3	7	(4)	-57.1%

Total Retail	6,717	6,256	461	7.4%

Employer Group:
Medicare Advantage fully-insured	1,193	1,023	170	16.6%	938	929
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,278	1,256	22	1.8%	357	348
Specialty	273	271	2	0.7%	14	15
ASO & other services (B)	103	96	7	7.3%

Total Employer Group	2,849	2,648	201	7.6%

Healthcare Services:
Pharmacy solutions	3,347	2,770	577	20.8%
Provider services	502	311	191	61.4%
Home care services	111	62	49	79.0%
Integrated behavioral health	33	36	(3)	-8.3%

Total Healthcare Services	3,993	3,179	814	25.6%

Other Businesses:
Military services (H)	91	155	(64)	-41.3%
Puerto Rico Medicaid and other (I)	255	231	24	10.4%	139	130

Total Other Businesses	$346	$386	$(40)	-10.4%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (G)
	Nine Months Ended September 30,		Dollar	Percentage	Nine Months Ended September 30,
	2013	2012	Change	Change	2013	2012
Premiums and Services Revenue
Retail:
Medicare Advantage	$16,860	$15,604	$1,256	8.0%	$925	$923
Medicare stand-alone PDPs	2,286	2,170	116	5.3%	79	81
Individual commercial	723	645	78	12.1%	171	162
State-based Medicaid	227	138	89	64.5%	342	323
Medicare Supplemental	133	104	29	27.9%	165	165
Specialty	155	125	30	24.0%	17	16
ASO & other services (B)	7	19	(12)	-63.2%

Total Retail	20,391	18,805	1,586	8.4%

Employer Group:
Medicare Advantage fully-insured	3,543	3,059	484	15.8%	944	941
Medicare stand-alone PDPs	6	6	—	0.0%
Fully-insured medical commercial	3,819	3,745	74	2.0%	354	349
Specialty	823	793	30	3.8%	14	14
ASO & other services (B)	300	295	5	1.7%

Total Employer Group	8,491	7,898	593	7.5%

Healthcare Services:
Pharmacy solutions	9,666	8,536	1,130	13.2%
Provider services	1,524	884	640	72.4%
Home care services	289	140	149	106.4%
Integrated behavioral health	96	100	(4)	-4.0%

Total Healthcare Services	11,575	9,660	1,915	19.8%

Other Businesses:
Military services (H)	302	1,191	(889)	-74.6%
Puerto Rico Medicaid and other (I)	732	657	75	11.4%	134	126

Total Other Businesses	$1,034	$1,848	$(814)	-44.0%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (G)
	Three Months Ended September 30,		Year-over-year Change		Three Months Ended September 30,
	2013	2012	Amount	Percent	2013	2012
Premiums
Medicare Advantage	$6,745	$6,226	$519	8.3%	$913	$913
Medicare stand-alone PDPs	742	701	41	5.8%	76	$78

Total Medicare	$7,487	$6,927	$560	8.1%

					Per Member per Month (G)
	Nine Months Ended September 30,		Year-over-year Change		Nine Months Ended September 30,
	2013	2012	Amount	Percent	2013	2012
Premiums
Medicare Advantage	$20,403	$18,663	$1,740	9.3%	$928	$926
Medicare stand-alone PDPs	2,292	2,176	116	5.3%	79	82

Total Medicare	$22,695	$20,839	$1,856	8.9%

	Ending	Ending	Year-over-year Change
	September 30, 2013	September 30, 2012	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,469.8	2,279.7	190.1	8.3%
Medicare stand-alone PDPs	3,259.3	3,025.5	233.8	7.7%

Total Medicare	5,729.1	5,305.2	423.9	8.0%

			Member Mix
	Ending September 30, 2013	Ending September 30, 2012	September 30, 2013	September 30, 2012
Retail Segment Detail
Medicare Advantage Membership
HMO	1,038.7	925.2	50.8%	48.4%
PPO	1,005.7	986.6	49.2%	51.6%

Total Individual Medicare	2,044.4	1,911.8	100.0%	100.0%

Medicare Advantage Membership
Risk (D)	550.6	504.9	26.9%	26.4%
Path-to-Risk (E)	434.2	341.6	21.2%	17.9%
Other	1,059.6	1,065.3	51.9%	55.7%

Total Individual Medicare	2,044.4	1,911.8	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	9/30/2013	6/30/2013	12/31/2012
Investment Portfolio:
Cash & cash equivalents	$1,255	$1,519	$1,306
Investment securities	8,262	7,556	8,001
Long-term investment securities	1,737	1,770	1,846

Total investment portfolio	$11,254	$10,845	$11,153

Duration (J)	4.25	4.13	4.02

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,255	$1,519	$1,306

U.S. Government and agency obligations
U.S. Treasury and agency obligations	623	571	618
U.S. Government residential mortgage-backed	1,775	1,407	1,569
U.S. Government commercial mortgage-backed	32	33	34

Total U.S. Government and agency obligations	2,430	2,011	2,221

Tax-exempt municipal securities
Pre-refunded	290	310	311
Insured	578	602	627
Other	2,149	2,103	2,120
Auction rate securities	13	13	13

Total tax-exempt municipal securities	3,030	3,028	3,071

Residential mortgage-backed
Prime residential mortgages	30	26	32
Alt-A residential mortgages	1	1	1
Sub-prime residential mortgages	1	1	1

Total residential mortgage-backed	32	28	34

Commercial mortgage-backed	710	573	659

Asset-backed securities	77	53	68

Corporate securities
Financial services	879	863	864
Other	2,841	2,770	2,930

Total corporate securities	3,720	3,633	3,794

Total investment portfolio	$11,254	$10,845	$11,153

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	September 30,	September 30,	December 31,
	2013	2012	2012
Detail of benefits payable
IBNR and other benefits payable (K)	$3,277	$3,097	$3,158
Unprocessed claim inventories (L)	404	380	302
Processed claim inventories (M)	234	339	230
Payable to pharmacy benefit administrator (N)	155	127	85

Benefits payable, excluding military services	4,070	3,943	3,775
Military services benefits payable (O)	—	15	4

Total Benefits Payable	$4,070	$3,958	$3,779

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2013	September 30, 2012	December 31, 2012
Year-to-date changes in benefits payable, excluding military services (P)
Balances at January 1	$3,775	$3,415	$3,415
Acquisitions	—	73	66
Incurred related to:
Current year	24,738	22,686	30,198
Prior years (Q)	(432)	(235)	(257)

Total incurred	24,306	22,451	29,941

Paid related to:
Current year	(21,000)	(19,171)	(26,738)
Prior years	(3,011)	(2,825)	(2,909)

Total paid	(24,011)	(21,996)	(29,647)

Balances at end of period	$4,070	$3,943	$3,775

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2013	September 30, 2012	December 31, 2012
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$24,306	$22,451	$29,941
Military services benefit expense	(31)	908	908
Future policy benefit expense (R)	86	110	136

Consolidated Benefit Expense	$24,361	$23,469	$30,985

Humana Inc.

Benefits Payable Statistics (S)

Receipt Cycle Time (T)

	2013	2012	Change	Percentage Change
1st Quarter Average	12.5	13.0	(0.5)	-3.8%
2nd Quarter Average	13.1	13.7	(0.6)	-4.4%
3rd Quarter Average	13.4	13.0	0.4	3.1%
4th Quarter Average	n/a	12.8	n/a	n/a

Full Year Average	13.0	13.1	(0.1)	-0.8%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
9/30/2011	$419	1,272	5.7
12/31/2011	$280	599	2.8
3/31/2012	$376	1,028	4.2
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1
3/31/2013	$327	1,247	4.7
6/30/2013	$380	1,274	4.7

9/30/2013	$404	1,879	7.4

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable (U)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2011	54.2	(3.6)	-6.2%
12/31/2011	52.5	(1.0)	-1.9%
3/31/2012	50.1	(5.4)	-9.7%
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%
3/31/2013	49.0	(1.1)	-2.2%
6/30/2013	50.7	(0.3)	-0.6%

9/30/2013	49.5	(2.1)	-4.1%

Year-to-Date Change in Days in Claims Payable (V)

	2013	FY 2012
DCP—beginning of period	48.5	52.5
Components of change in DCP:
Change in unprocessed claims inventories	1.2	(0.1)
Change in processed claims inventories	—	0.3
Change in pharmacy payment cutoff	0.1	(0.1)
Change in capitation/provider settlements	(0.4)	(4.3)
All other	0.1	0.2

DCP—end of period	49.5	48.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

3Q13 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	Beginning on January 1, 2013, the company reclassified certain businesses and renamed its Health and Well-Being Services segment as Healthcare Services. Prior periods were recast to conform to the current presentation.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A path-to-risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(G)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(H)	Military services revenues are generally not contracted on a per-member basis.
(I)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care as well as services revenue.
(J)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(K)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(L)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(M)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(N)	The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.
(O)	Military services benefits payable primarily consist of IBNR related to the company’s previous contract that expired on March 31, 2012.
(P)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(S)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(T)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 94% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(U)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period.
(V)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This analysis excludes the impact upon DCP of military services and Medicare stand-alone PDPs.